Exhibit 99.1

FOR IMMEDIATE RELEASE

Syniverse Appoints Fritz von Mering to Board of Directors

TAMPA, Fla. – Aug. 25, 2008 – Syniverse Technologies (NYSE:SVR), a leading provider of technology and business solutions for the global telecommunications industry, announced today that Fritz von Mering has joined its Board of Directors.

“Fritz brings a wealth of knowledge to our board,” said Syniverse Chairman of the Board Bob Marino. “His 25 years of experience includes a variety of executive leadership roles, including extensive time as a chief financial officer. I have no doubt that Fritz will be a valuable addition to Syniverse.”

Tony Holcombe, President and CEO of Syniverse, agreed that von Mering’s exceptional credentials will be beneficial for both the board and Syniverse.

“Fritz has an impressive background in wireless telecommunications services and technology as well as in transaction processing, and I am pleased he has decided to share his expertise with our organization,” Holcombe said.

Currently serving as managing director of Miles River Management, a strategic planning and financial management consultancy, von Mering said he is honored to be joining the Syniverse board.

“Syniverse has an excellent reputation in a dynamic industry, and I look forward to working with Tony and Bob as well as the other board members,” he said.

One of the founders of the Boston Communications Group, Inc. (NASDAQ: BCGI), von Mering held various roles during his tenure from 1989 to 2006, including chief operating officer, vice president of corporate development and chief financial officer. Prior to BCGI, he was chief financial officer of Massachusetts Gas & Electric and, prior to that, vice president/general manager and chief financial officer for Metromedia Corp. He also held positions at Concept Industries Corp. and PWC (formerly Coopers & Lybrand). Von Mering, who is on the board of Microfinancial Corp (NASDAQ:MFI), earned a master’s of business degree from Babson College and a bachelor’s degree in accounting from Boston College.

Von Mering is replacing David A. Donnini, a principal of GTCR Golder Rauner, LLC, who has served on the Syniverse board since 2002. Donnini is stepping down from the board to devote more time to other business activities.

“David has been an invaluable member of the board since 2002,” Marino said. “On behalf of all the board members, I would like to express our deepest appreciation for his knowledge, expertise and service.”

About Syniverse

Syniverse Technologies (NYSE:SVR) solutions allow more than 600 communications companies in over 120 countries to provide seamless mobile services by making it possible for disparate technologies and

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com

Syniverse Von Mering 2

standards to interoperate. Syniverse’s flexibility and customer focus permit its customers to quickly react to market changes and demands, enabling the delivery of everything from voice calls to sophisticated data and video services wherever and whenever subscribers need them. With more than 20 years in the industry, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

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For more information

Media relations

Diane Rose, Syniverse Technologies

diane.rose@syniverse.com

+1 (813) 637-5077

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com